As filed with the Securities and Exchange Commission on July 7, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
Registration Statement Under
The Securities Act of 1933

Kirkland’s, Inc.
(Exact name of Registrant as specified in its charter)
Tennessee
(State or other jurisdiction of incorporation or organization)
62-1287151
(I.R.S. Employer Identification No.)
431 Smith Lane
Jackson, Tennessee 38301
(731) 988-3600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Lowell Pugh, Esquire
Vice President and
General Counsel
Kirkland’s, Inc.
431 Smith Lane
Jackson, TN 38301
(731) 988-3299
(Name, address, including zip code, and telephone number, including area code, of agent for service)
COPY TO:
Barry M. Abelson, Esq.
Robert A. Friedel, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2779
(215) 981-4000
As soon as practicable after this Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box   ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Calculation of Registration Fees

Proposed
	Amount To	Maximum	Proposed Maximum
Title Of Each Class Of Securities To Be	Be	Offering Price	Aggregate Offering	Amount Of
Registered	Registered	Per Share (1)	Price (1)	Registration Fee
Common Stock, no par value	2,641,032	$1.945	$5,136,807.24	$201.88

(1)	Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the Registrant’s common stock reported on June 30, 2008, as reported on the Nasdaq Global Market.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 7, 2008
PRELIMINARY PROSPECTUS
2,641,032 Shares
Common Stock
KIRKLAND’S, INC.
     This prospectus relates to 2,641,032 shares of our common stock, no par value that may be offered for sale or otherwise transferred from time to time by the selling shareholders named in this prospectus.
     The selling shareholders may offer their shares of common stock from time to time through public or private transactions, on or off of the Nasdaq Global Market at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.
     Our common stock is currently traded on the Nasdaq Global Market under the symbol “KIRK.” On July 3, 2008, the last reported sales price for our common stock was $2.11 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” SET FORTH COMMENCING ON PAGE 1 OF THIS PROSPECTUS AND THOSE INCLUDED IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K BEFORE YOU DECIDE TO INVEST.

          Neither the Securities and Exchange Commission (SEC) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is                     , 2008.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. No one is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only and that any information we have incorporated by reference is accurate as of the date of the document incorporated by reference only, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

-i-

WHO WE ARE
     We are a specialty retailer of home décor in the United States, operating 324 stores in 34 states as of June 30, 2008. Our stores present a broad selection of distinctive merchandise, including framed art, mirrors, wall décor, candles, lamps, decorative accessories, accent furniture, textiles, garden accessories and artificial floral products. Our stores also offer an extensive assortment of holiday merchandise as well as items carried throughout the year suitable for giving as gifts. In addition, we use innovative design and packaging to market home décor items as gifts. We provide our predominantly female customers an engaging shopping experience characterized by a diverse, ever-changing merchandise selection at surprisingly attractive prices. Our stores offer a unique combination of style and value that has led to our emergence as a recognized name in home décor and has enabled us to develop a strong customer franchise. As a result, we have achieved substantial growth over our history and have expanded our store base into different regions of the country.
     Kirkland’s was co-founded in 1966 by Carl Kirkland, who continues to serve as a member of our Board of Directors. Although originally focused in enclosed malls in the Southeast, beginning in fiscal 2003 we began to explore more off-mall real estate alternatives. As of May 3, 2008, approximately two-thirds of our stores are non-mall venues, and we anticipate that all of our new store openings during fiscal 2008 will be in off-mall venues, while substantially all of our closings will be stores located in mall venues. A more detailed description of our business is contained in our most recent Annual Report on Form 10-K.
     Our principal executive office is located at 431 Smith Lane, Jackson, Tennessee 38301, and our telephone number at that address is (731) 988-3600. Our Internet address is http://www.kirklands.com. The contents of our website are not part of this prospectus.
RISK FACTORS
     Investing in our common stock involves risk. You should carefully consider the following risks, as well as the other information contained in our annual report on Form 10-K filed with the SEC on May 2, 2008, including our consolidated financial statements and the related notes, before investing in our common stock.
     If We Are Unable to Successfully Execute Our Turnaround Strategy, Our Results of Operations Will Not Improve.
     Over the past several fiscal years, a number of key financial and operating metrics for our company have declined, including net income, operating income and comparable store sales. We have reported a net loss for the past two fiscal years, and for the first time in our history as a public company, we have reported a decline in total revenue as compared to the prior fiscal year. In order to attempt to reverse these trends, we have embarked on an operating strategy designed to improve our operating and financial performance, including improved merchandising, improved guest service, aggressive closing of underperforming stores, and expense reductions.
     If our turnaround strategy is not successful, our financial and operating results are unlikely to improve, and the market value of our stock could decline.
     A Prolonged Economic Downturn Could Result in Reduced Net Sales and Profitability.
     Our net sales are also subject to a number of factors relating to consumer spending, including general economic conditions affecting disposable consumer income such as unemployment rates, business conditions, interest rates, levels of consumer confidence, energy prices, mortgage rates, the level of consumer debt and taxation. A weak retail environment could impact customer traffic in our stores and also adversely affect our net sales. Purchases of home décor items may decline during recessionary periods, and a prolonged recession may have a material adverse effect on our business, financial condition and results of operations. In addition, economic downturns during the last quarter of our fiscal year could adversely affect us to a greater extent than if such downturns occurred at other times of the year.

     We May Not Be Able to Successfully Anticipate Consumer Trends and Our Failure to Do So May Lead to Loss of Consumer Acceptance of Our Products Resulting in Reduced Net Sales.
     Our success depends on our ability to anticipate and respond to changing merchandise trends and consumer demands in a timely manner. If we fail to identify and respond to emerging trends, consumer acceptance of the merchandise in our stores and our image with our customers may be harmed, which could reduce customer traffic in our stores and materially adversely affect our net sales. Additionally, if we misjudge market trends, we may significantly overstock unpopular products and be forced to take significant inventory markdowns, which would have a negative impact on our gross profit and cash flow. Conversely, shortages of items that prove popular could reduce our net sales. In addition, a major shift in consumer demand away from home décor could also have a material adverse effect on our business, results of operations and financial condition.
     The Market Price for Our Common Stock Might Be Volatile and Could Result in a Decline in the Value of Your Investment.
     The price at which our common stock trades may be volatile. The market price of our common stock could be subject to significant fluctuations in response to our operating results, general trends and prospects for the retail industry, announcements by our competitors, analyst recommendations, our ability to meet or exceed analysts’ or investors’ expectations, the condition of the financial markets and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock notwithstanding our actual operating performance.
     Our Comparable Store Net Sales Fluctuate Due to a Variety of Factors.
     Numerous factors affect our comparable store net sales results, including among others, weather conditions, retail trends, the retail sales environment, economic conditions, the impact of competition and our ability to execute our business strategy efficiently. Our comparable store net sales results have historically experienced fluctuations, and in the past several years, we have experienced declines in comparable store sales. Our comparable store net sales may not increase from quarter to quarter and may continue to decline. As a result, the unpredictability of our comparable store net sales may cause our revenues and operating results to vary quarter to quarter, and an unanticipated decline in revenues or comparable store net sales may cause the price of our common stock to fluctuate significantly.
     We Face an Extremely Competitive Specialty Retail Business Market, and Such Competition Could Result in a Reduction of Our Prices and a Loss of Our Market Share.
     The retail market is highly competitive. We compete against a diverse group of retailers, including specialty stores, department stores, discount stores and catalog retailers, which carry merchandise in one or more categories also carried by us. Our product offerings also compete with a variety of national, regional and local retailers, including such specialty retailers as Bed, Bath & Beyond, Cost Plus World Market, Linens ‘n Things, Michael’s Stores, Pier 1 Imports and Pottery Barn. We also compete with these and other retailers for suitable retail locations, suppliers, qualified employees and management personnel. One or more of our competitors are present in substantially all of the markets in which we have stores. Many of our competitors are larger and have significantly greater financial, marketing and other resources than we do. This competition could result in the reduction of our prices and a loss of our market share. Our net sales are also impacted by store liquidations of our competitors. We believe that our stores compete primarily on the basis of merchandise quality and selection, price, visual appeal of the merchandise and the store and convenience of location.
     We Depend on a Number of Vendors to Supply Our Merchandise, and Any Delay in Merchandise Deliveries from Certain Vendors May Lead to a Decline in Inventory Which Could Result in a Loss of Net Sales.
     We purchase our products from approximately 275 vendors with which we have no long-term purchase commitments or exclusive contracts. None of our vendors supplied more than 10% of our merchandise purchases during fiscal 2007. Historically, we have retained our vendors and we have generally not experienced difficulty in obtaining desired merchandise from vendors on acceptable terms. However, our arrangements with these vendors do not guarantee the availability of merchandise, establish guaranteed prices or provide for the continuation of particular pricing practices. Our current vendors may not continue to sell products to us on current terms or at all, and we may not be able to establish relationships with new vendors to ensure delivery of products in a timely manner or on terms acceptable to us. In addition, our recent unfavorable financial performance may make it difficult for some of our vendors to arrange for the financing or factoring of their orders with manufacturers, which could result in our inability to obtain desired merchandise from those vendors.
     We may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. Also, our business would be adversely affected if there were delays in product shipments to us due to freight difficulties, strikes or other difficulties at our principal transport providers or otherwise. We have from time to time experienced delays of this nature. We are also dependent on vendors for assuring the quality of merchandise supplied to us. Our inability to acquire suitable merchandise in the future or the loss of one or more of our vendors and our failure to replace any one or more of them may harm our relationship with our customers resulting in a loss of net sales.
     We Are Dependent on Foreign Imports for a Significant Portion of Our Merchandise, and Any Changes in the Trading Relations and Conditions Between the United States and the Relevant Foreign Countries May Lead to a Decline in Inventory Resulting in a Decline in Net Sales, or an Increase in the Cost of Sales Resulting in Reduced Gross Profit.
     Most of our merchandise is purchased through vendors in the United States who import the merchandise from foreign countries including China and India. Our vendors are subject to the risks involved with relying on products manufactured abroad, and we remain subject to those risks to the extent that their effects are passed through to us by our vendors or cause disruptions in supply. These risks include changes in import duties, quotas, loss of “most favored nation” trading status with the United States for a particular foreign country, work stoppages, delays in shipments, freight cost increases, terrorism, war, economic uncertainties (including inflation, foreign government regulations and political unrest) and trade restrictions (including the United States imposing antidumping or countervailing duty orders, safeguards, remedies or compensation and retaliation due to illegal foreign trade practices). If any of these or other factors were to cause a disruption of trade from the countries in which the suppliers of our vendors are located, our inventory levels may be reduced or the cost of our products may increase.
     Historically, instability in the political and economic environments of the countries in which our vendors obtain our products has not had a material adverse effect on our operations. However, we cannot predict the effect that future changes in economic or political conditions in such foreign countries may have on our operations. Although we believe that we could access alternative sources in the event of disruptions or delays in supply due to economic, political or health conditions in foreign countries on our vendors, such disruptions or delays may adversely affect our results of operations unless and until alternative supply arrangements could be made. In addition, merchandise purchased from alternative sources may be of lesser quality or more expensive than the merchandise we currently purchase abroad.
     Countries from which our vendors obtain these products may, from time to time, impose new or adjust prevailing quotas or other restrictions on exported products, and the United States may impose new duties, quotas and other restrictions on imported products. This could disrupt the supply of such products to us and adversely affect our operations. The United States Congress periodically considers other restrictions on the importation of products obtained for us by vendors. The cost of such products may increase for us if applicable duties are raised or import quotas with respect to such products are imposed or made more restrictive.
     We are also subject to the risk that the manufacturers abroad who ultimately manufacture our products may employ labor practices that are not consistent with acceptable practices in the United States. In any such event we could be hurt by negative publicity with respect to those practices and, in some cases, face liability for those practices.

     Our Success Is Highly Dependent on Our Planning and Control Processes and Our Supply Chain, and Any Disruption in or Failure to Continue to Improve These Processes May Result in a Loss of Net Sales and Net Income.
     An important part of our efforts to achieve efficiencies, cost reductions and net sales growth is the continued identification and implementation of improvements to our planning, logistical and distribution infrastructure and our supply chain, including merchandise ordering, transportation and receipt processing. In addition, recent increases in energy prices have resulted, and are expected to continue to result, in increased merchandise and freight costs, which cannot readily be offset through higher prices because of competitive factors.
     A significant majority of the distribution to our stores is coordinated through our distribution facility in Jackson, Tennessee. Any significant disruption in the operations of this facility would have a material adverse effect on our ability to maintain proper inventory levels in our stores which could result in a loss of net sales and net income.
     Our Business Is Highly Seasonal and Our Fourth Quarter Contributes a Disproportionate Amount of Our Net Sales, Net Income and Cash Flow, and Any Factors Negatively Impacting Us During Our Fourth Quarter Could Reduce Our Net Sales, Net Income and Cash Flow, Leaving Us with Excess Inventory and Making It More Difficult for Us to Finance Our Capital Requirements.
     We have experienced, and expect to continue to experience, substantial seasonal fluctuations in our net sales and operating results, which are typical of many specialty retailers and common to most retailers generally. Due to the importance of the fall selling season, which includes Thanksgiving and Christmas, the last quarter of our fiscal year has historically contributed, and is expected to continue to contribute, a disproportionate amount of our net sales, net income and cash flow for the entire fiscal year. We expect this pattern to continue during the current fiscal year and anticipate that in subsequent fiscal years, the last quarter of our fiscal year will continue to contribute disproportionately to our operating results and cash flow. Any factors negatively affecting us during the last quarter of our fiscal year, including unfavorable economic or weather conditions, could have a material adverse effect on our financial condition and results of operations, reducing our cash flow, leaving us with excess inventory and making it more difficult for us to finance our capital requirements.
     We May Experience Significant Variations in Our Quarterly Results.
     Our quarterly results of operations may also fluctuate significantly based upon such factors as the timing of new store openings, pre-opening expenses associated with new stores, the relative proportion of new stores to mature stores, net sales contributed by new stores, increases or decreases in comparable store net sales, adverse weather conditions, shifts in the timing of holidays, the timing and level of markdowns, changes in fuel and other shipping costs, changes in our product mix and actions taken by our competitors.
     The Agreement Governing Our Debt Places Certain Reporting and Consent Requirements on Us Which May Affect Our Ability to Operate Our Business in Accordance with Our Business Strategy.
     Our senior credit facility contains a number of covenants requiring us to report to our lender or to obtain our lender’s consent in connection with certain activities we may wish to pursue in the operation of our business. These requirements may affect our ability to operate our business and consummate our business strategy and may limit our ability to take advantage of potential business opportunities as they arise. These requirements affect our ability to, among other things:
•	incur additional indebtedness;

•	create liens;

•	pay dividends or make other distributions;

•	make investments;

•	sell assets;

•	enter into transactions with affiliates;

•	repurchase capital stock; and

•	enter into certain mergers and consolidations.
     The senior credit facility has one financial covenant. This covenant requires us to maintain “excess availability,” as defined in our credit agreement, of at least $3 million to $4.5 million depending upon the size of our borrowing base, at all times. Any failure to comply with this or other covenants would allow the lenders to accelerate repayment of their debt, prohibit further borrowing under the facility, declare an event of default, take possession of their collateral or take other actions available to a secured senior creditor.
     If compliance with our debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenue may decline and our operating results may suffer. This could have a material adverse effect on the market value and marketability of our common stock.
     We Are Highly Dependent on Customer Traffic in Malls and Shopping Centers, and Any Reduction in the Overall Level of Traffic Could Reduce Our Net Sales and Increase Our Sales and Marketing Expenses.
     We rely heavily on the ability of mall and shopping center anchor tenants and other tenants to generate customer traffic in the vicinity of our stores. Historically, we have not relied on extensive media advertising and promotion in order to attract customers to our stores. Our future operating results will also depend on many other factors that are beyond our control, including the overall level of traffic and general economic conditions affecting consumer confidence and spending. Any significant reduction in the overall level of traffic could reduce our net sales.
     Our Hardware and Software Systems Are Vulnerable to Damage that Could Harm Our Business.
     We rely upon our existing information systems for operating and monitoring all major aspects of our business, including sales, warehousing, distribution, purchasing, inventory control, merchandise planning and replenishment, as well as various financial functions. These systems and our operations are vulnerable to damage or interruption from:
•	fire, flood and other natural disasters;

•	power loss, computer systems failures, internet and telecommunications or data network failure, operator negligence, improper operation by or supervision of employees, physical and electronic loss of data or security breaches, misappropriation and similar events; and

•	computer viruses.
     Any disruption in the operation of our information systems, the loss of employees knowledgeable about such systems or our failure to continue to effectively modify such systems could interrupt our operations or interfere with our ability to monitor inventory, which could result in reduced net sales and affect our operations and financial performance. We also need to ensure that our systems are consistently adequate to handle our anticipated store growth and are upgraded as necessary to meet our needs. The cost of any such system upgrades or enhancements would be significant.
     We Depend on Key Personnel, and if We Lose the Services of Any Member of Our Senior Management Team, We May Not Be Able to Run Our Business Effectively.
     We have benefited substantially from the leadership and performance of our senior management team. Our success will depend on our ability to retain our current senior management members and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and there can be no assurances that we will be able to retain our personnel. The loss of a member of senior management would require the remaining executive officers to divert immediate and substantial attention to seeking a replacement.

     Our Charter and Bylaw Provisions and Certain Provisions of Tennessee Law May Make It Difficult in Some Respects to Cause a Change in Control of Kirkland’s and Replace Incumbent Management.
     Our charter authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could materially adversely affect the voting power or other rights of the holders of our common stock. Holders of the common stock do not have preemptive rights to subscribe for a pro rata portion of any capital stock which may be issued by us. In the event of issuance, such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Kirkland’s. Although we have no present intention to issue any new shares of preferred stock, we may do so in the future.
     Our charter and bylaws contain certain corporate governance provisions that may make it more difficult to challenge management, may deter and inhibit unsolicited changes in control of Kirkland’s and may have the effect of depriving our shareholders of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover. First, the charter provides for a classified Board of Directors, with directors (after the expiration of the terms of the initial classified board of directors) serving three year terms from the year of their respective elections and being subject to removal only for cause and upon the vote of 80% of the voting power of all outstanding capital stock entitled to vote (the “Voting Power”). Second, our charter and bylaws do not generally permit shareholders to call, or require that the Board of Directors call, a special meeting of shareholders. The charter and bylaws also limit the business permitted to be conducted at any such special meeting. In addition, Tennessee law permits action to be taken by the shareholders by written consent only if the action is consented to by holders of the number of shares required to authorize shareholder action and if all shareholders entitled to vote are parties to the written consent. Third, the bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before meetings of the shareholders. Only those shareholder nominees who are nominated in accordance with this procedure are eligible for election as directors of Kirkland’s, and only such shareholder proposals may be considered at a meeting of shareholders as have been presented to Kirkland’s in accordance with the procedure. Finally, the charter provides that the amendment or repeal of any of the foregoing provisions of the charter mentioned previously in this paragraph requires the affirmative vote of at least 80% of the Voting Power. In addition, the bylaws provide that the amendment or repeal by shareholders of any bylaws made by our Board of Directors requires the affirmative vote of at least 80% of the Voting Power.
     Furthermore, Kirkland’s is subject to certain provisions of Tennessee law, including certain Tennessee corporate takeover acts that are, or may be, applicable to us. These acts include the Investor Protection Act, the Business Combination Act and the Tennessee Greenmail Act, and these acts seek to limit the parameters in which certain business combinations and share exchanges occur. The charter, bylaws and Tennessee law provisions may have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for our common stock.
     Concentration of Ownership among Our Existing Directors, Executive Officers, and Their Affiliates May Prevent New Investors from Influencing Significant Corporate Decisions.
     As of the date of this filing, our current directors, executive officers and their affiliates (including the selling shareholders), in the aggregate, beneficially own approximately 31% of our outstanding common stock. As a result, these shareholders are able to exercise a controlling influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. These shareholders may support proposals and actions with which you may disagree or which are not in your interests.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          Certain information in this prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “should,” “likely to,”

“forecasts,” “strategy,” “goal,” “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects,” and similar expressions, may identify such forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from the results projected in such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements other than as required by applicable law. We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results, except as required by the federal securities laws.
USE OF PROCEEDS
          We will not receive any proceeds from the sale or other disposition by the selling shareholders of the shares of our common stock covered hereby, or interests therein.
          The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees, listing fees of The Nasdaq Global Market (Nasdaq) and fees and expenses of our counsel and our accountants.
SELLING SHAREHOLDERS
     The following table sets forth information with respect to the beneficial ownership of our common stock as of July 1, 2008, by each of the selling shareholders and the maximum number of shares that may be sold hereunder. The actual amount, if any, of common stock to be offered by each selling shareholder and the amount and percentage of common stock to be owned by such selling shareholder following such offering will be disclosed in the applicable prospectus supplement.
     Beneficial ownership is determined in accordance with the rules of the SEC, and is based upon information provided by each respective selling shareholder, Forms 4, Schedules 13D and 13G and other public documents filed with the SEC. The number representing the number of shares of common stock beneficially owned prior to the offering for each selling shareholder includes (i) all shares held by a selling shareholder prior to the private placement, plus (ii) all shares purchased by the selling shareholder pursuant to the private placement and being offered pursuant to this prospectus, as well as (iii) all options or other derivative securities which are exercisable within 60 days of July 1, 2008. The percentages of shares owned after the offering are based on 19,614,657 shares of our common stock outstanding as of July 1, 2008, which includes the outstanding shares of common stock offered by this prospectus.
     Unless otherwise indicated below, to our knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.
     Except as noted in the footnotes below, none of the selling shareholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.
     The following table sets forth, to our knowledge, information about the selling shareholders as of July 1, 2008.

	Number of Shares of
	Common Stock	Number of Shares of	Shares
	Beneficially Owned	Common Stock	Beneficially Owned
	Prior to the	Registered for Sale	After Offering
Name of Selling Shareholders	Offering	Hereby	Number		Percent
Advent Direct Investment Program Limited Partnership (1)
c/o Advent International Group
75 State Street
Boston, MA 02109	921,358	632,194	289,164	(2)	1.5%

Advent Partners Limited Partnership (1)	97,073	66,607	30,466	(2)	(3)

Global Private Equity Group II Limited Partnership (1)
c/o Advent International Group
75 State Street
Boston, MA 02109	2,830,601	1,942,231	888,370	(2)	4.5%

TOTAL	3,849,032	2,641,032	1,208,000		6.2%

(1)	These selling shareholders are affiliated with Advent International Corporation. Steven J. Collins, one of our directors, is a Managing Director of Advent International Corporation and is an affiliate of each of these selling shareholders.

(2)	These shares are registered for resale under the Company’s registration statement on Form S-3, registration no. 333-111245.

(3)	Less than one percent.
PLAN OF DISTRIBUTION
          The purpose of this prospectus is to permit the selling shareholders or their pledgees, donees, other transferees selling shares received from the named selling shareholders, or other successors in interest (collectively, the “selling shareholders”) to offer for sale or to sell shares of common stock covered by this prospectus at such time and at such prices as each of them, in its sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales.
          The selling shareholders may sell or distribute some or all of their shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on Nasdaq or any other stock exchange, market or trading facility on which our common stock may be listed for trading, through put or call options transactions relating to the shares, through short sales of shares, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions or in a combination of these transactions. In addition, the selling shareholders may sell or distribute some or all of their shares of common stock in a transaction involving an underwriter, dealer or agent. Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Brokers, dealers or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of the shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved.
          If the applicable law requires, we will provide a supplement to this prospectus to disclose the specific shares to be sold, the public offering price of the shares to be sold, the names of any agents, dealers or underwriters employed by the selling shareholders in connection with such sale and any applicable commissions or discounts with respect to a particular offer.
          If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in an accompanying prospectus supplement, the underwriters must purchase all the securities offered if any of the securities are purchased.
          Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Regulation (NASDR) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
          The selling shareholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in an accompanying prospectus supplement. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
          We are required to pay certain fees and expenses incurred by us incident to this registration statement and the registration of shares generally. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
          We may enter into agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.
          We agreed to keep this prospectus effective until the date when all shares covered by the registration statement have been sold. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (Exchange Act), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
LEGAL MATTERS
     The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, a Professional Corporation.
EXPERTS
     The consolidated financial statements of Kirkland’s, Inc. appearing in Kirkland’s, Inc.’s Annual Report (Form 10-K) for the year (52 weeks) ended February 2, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. We are a public company and file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s website at http://www.sec.gov.
     You may also find copies of reports, proxy and information statements we file electronically with the Commission via a link to “Investor Relations” from our website at www.kirklands.com. The information on our Internet website is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the shares of common stock that are part of this offering are sold.
     The following documents filed with the SEC are incorporated by reference in this prospectus:
•	Our Annual Report on Form 10-K for the year ended February 2, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended May 3, 2008;

•	Our Current Reports on Form 8-K, filed with the SEC on January 11, 2008, February 13, 2008, April 14, 2008 (reporting under Form 8-K Items 5.02 and 9.01, as amended on April 15, 2008), and April 25, 2008;

•	The description of the common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 24, 2002, as amended by Amendment No. 1 thereto filed with the Commission on July 10, 2002, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our common stock; and,

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus is a part, as well as all such documents filed by us with the SEC subsequent to the date of this prospectus and prior to the termination of this offering.
     You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus.
     In addition, you may request a copy of any one or more of these filings, at no cost, by contacting Lowell Pugh, Esq., our Vice President and General Counsel, at the following address or telephone number: Kirkland’s, Inc., 431 Smith Lane, Jackson, Tennessee 38301, Attention: Lowell Pugh, Esq., (731) 998-3299. Exhibits to the documents will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus.
     You should rely only on the information contained in this prospectus, including information incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$201.88
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous fees and expenses	$4,798.12

TOTAL	$50,000.00

Item 15. Indemnification of Directors and Officers
          The Tennessee Business Corporation Act (“TBCA”) sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.
          Our charter and bylaws provide that we will indemnify from liability and advance expenses to any of our present or former directors or officers to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule or regulation adopted. Additionally, the charter will provide that none of our directors will be personally liable to us or any of our shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director’s duty of loyalty to us or our shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit.

Item 16. List of Exhibits
     The exhibits filed as part of this registration statement are as follows:

Exhibit	Description

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, a Professional Corporation

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, a Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Pages)
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:

     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and;
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Kirkland’s, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jackson, Tennessee on July 3, 2008.

Kirkland’s, Inc.
By:	/s/ Robert E. Alderson
Robert E. Alderson
President and Chief Executive Officer

POWER OF ATTORNEY
     Know all persons by these presents, that the undersigned directors and officers of the Registrant, a Tennessee corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Robert E. Alderson and Lowell Pugh, Esq., the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Robert E. Alderson Robert E. Alderson	President and Chief Executive Officer, and Director (Principal Executive Officer)	July 3, 2008

/s/ W. Michael Madden W. Michael Madden	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 3, 2008

/s/ Carl Kirkland Carl Kirkland	Director	July 3, 2008

/s/ Steven J. Collins Steven J. Collins	Director	July 3, 2008

/s/ Gabriel Gomez Gabriel Gomez	Director	July 3, 2008

/s/ R. Wilson Orr, III R. Wilson Orr, III	Director	July 3, 2008

/s/ Ralph T. Parks Ralph T. Parks	Director	July 3, 2008

/s/ Murray M. Spain Murray M. Spain	Director	July 3, 2008

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, a Professional Corporation, regarding legality of securities being registered

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, a Professional Corporation, LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)